SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

October 10, 2003
Date of Report
(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

824 Market Street – Wilmington, Delaware

     On October 10, 2003, G REIT, Inc. (the “Company”), through its wholly owned subsidiary, GREIT— 824 Market Street, LLC, a Delaware limited liability company, purchased 824 Market Street located in Wilmington, Delaware. The seller was an unaffiliated third party. The total purchase price for the property was approximately $31,900,000 in cash. The Company paid an acquisition fee to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of the Company’s advisor, of $970,000, or approximately 3.0% of the purchase price.

     824 Market Street is a 200,020 square foot ten-story Class B+ multi-tenant office tower built in 1982 which occupies one city block in downtown Wilmington, Delaware, two blocks from the new state and county courthouse. The property includes approximately 20,250 square feet of retail space and a 70-space parking garage. 824 Market Street is located on one of Wilmington’s major north-south thoroughfares and provides convenient access to Wilmington’s metro highway network. In addition, the property’s main entrance is proximate to the hub for the Delaware Authority for Regional Transit (DART), which provides public transportation connecting downtown Wilmington with numerous communities in the northern and southern suburbs of Wilmington.

     824 Market Street is approximately 93% leased to twenty-nine tenants. At the date of acquisition, GSA—US Bankruptcy Court-District of Delaware occupied approximately 35% of the property. Nine leases totaling approximately 12% of the property’s gross leaseable area expire during the next twelve months.

     The Company does not anticipate making any significant repairs or improvements to 824 Market Street over the next few years. A Phase I environmental assessment completed in connection with the purchase of 824 Market Street found no hazardous conditions. For federal income tax purposes, 824 Market Street’s depreciable basis is approximately $25,500,000.

     The Company has retained Realty to manage 824 Market Street for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees and property tax reduction fees.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

     It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.01	First Amendment to Contract of Sale dated as of September 26, 2003 by and between Savannah Teachers Properties, Inc. and Triple Net Properties, LLC.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date: October 24, 2003	By:	/s/ Anthony W. Thompson

Anthony W. Thompson
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibits

10.01	First Amendment to Contract of Sale dated as of September 26, 2003 by and between Savannah Teachers Properties, Inc. and Triple Net Properties, LLC.

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